AEARO CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)


                                                                   Year Ended September 30,
                                                      1999      2000        2001         2002       2003
                                                   --------   --------    --------     -------    -------

Earnings:
Pre tax income (loss) from continuing operations   $ 10,297   $ 12,624    $ (3,752)   $ 11,104   $ 23,159
Fixed Charges ..................................     26,152     26,497      25,757      22,648     21,692
                                                   --------   --------    --------    --------   --------
Earnings as defined ............................   $ 36,449   $ 39,121    $ 22,005    $ 33,752   $ 44,851
                                                   --------   --------    --------    --------   --------

Fixed Charge:
Interest Expense, net ..........................   $ 24,322   $ 24,387    $ 23,666    $ 20,055   $ 19,587
Interest component of operating lease ..........      1,830      2,110       2,091       2,593      2,105
                                                   --------   --------    --------    --------   --------
Fixed charges as defined .......................   $ 26,152   $ 26,497    $ 25,757    $ 22,648   $ 21,692
                                                   --------   --------    --------    --------   --------

Ratio of Earnings to Fixed Charges .............        1.4        1.5         0.9         1.5        2.1
                                                   ========   ========    ========    ========   ========





Note: Ratio of earnings to fixed charges is defined pre-tax income from continuing operations plus fixed charges divided by fixed charges.
         Fixed charges include interest (including amortization of debt issuance costs) and a portion of rental expense assumed to represent interest. Earnings for the year ended September 30, 2001was insufficient to cover fixed charges by $3.8 million.